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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

       Oxboro Medical Announces Closing of Sale of its Outdoors Subsidiary

     MINNEAPOLIS, June 30, 1999 Oxboro Medical International Inc., Minneapolis, MN (NASDAQ: OMED) announced today that it had completed the sale of its Oxboro Outdoors Inc. subsidiary ("Outdoors") to a group of private investors. For its 2nd fiscal quarter ended March 31, 1999, sales of Outdoors' products accounted for approximately 14% of the Company's $1,387,916 total sales.

     The sale price was $650,000, partially in the form of cash and partially as a note, subject to certain adjustments within 90 days.

     As previously reported, Matthew E. Bellin, President of Oxboro Medical International Inc., stated: "The sale of our Outdoors subsidiary will allow the Company to focus its financial and human resources on our medical products business."

     John McGuire, one of the private investors, stated that he and his investment group were very excited about the long term growth opportunities of Oxboro Outdoors. He said that Oxboro Outdoors expects to continue to sell a full range of licensed specialty products as well as unlicensed fishing and other sports products.

     Oxboro Medical International Inc. develops, assembles, and markets medical and surgical products. Previously, through its wholly-owned Outdoors subsidiary it developed, assembled, and marketed fishing tackle and outdoor recreational licensed products.

Forward-looking Statements

     The Company may from time to time make written or oral "forward-looking statements", whether in its news releases, its filings with the SEC or in its reports to stockholders, or elsewhere. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties relating to the Company's future performance that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from those expressed or implied in any such "forward-looking statements". Investors are cautioned that any such forward-looking statement is qualified by and subject to the warnings and cautionary statements contained above and in the Company's filings with the SEC. The Company does not undertake and assumes no obligation to update any forward--looking statement that may be made from time to time by or on behalf of the Company.

FOR FURTHER INFORMATION:
Matthew E. Bellin, President
Oxboro Medical International, Inc.
612-755-9516 telephone
612-755-9466 fax

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